Exhibit 99.3

AMENDMENT TWO

TO THE

VALERO ENERGY CORPORATION THRIFT PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF JUNE 2, 2014

WHEREAS, Valero Energy Corporation (“Valero”) sponsors and maintains the Valero Energy Corporation Thrift Plan, as most recently amended and restated effective as of June 2, 2014 (the “Plan”), for the benefit of its eligible employees and the eligible employees of affiliated companies participating in the Plan from time to time; and

WHEREAS, Valero desires to amend the Plan to: (i) clarify the treatment of Participants who transfer to a non-participating affiliated entity; (ii) provide for special financial hardship withdrawals to Employees affected by Hurricane Harvey or the California wildfires; (iii) raise the involuntary cash-out limit to $5,000 and provide automatic mandatory rollovers for applicable Participants; (iv) change the definition of “disability”; and (v) add optional forms of benefit distributions; and

WHEREAS, Valero may amend the Plan in accordance with Section 19.01 of the Plan; and

WHEREAS, as permitted under the Bylaws of Valero, the Board of Directors of Valero (the “Board”) has delegated to the Chief Executive Officer of Valero the full power and authority of the Board to approve, and cause to be placed into effect, amendments to Valero employee benefit plans, including the Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2017 (unless another effective date is specified herein) in the following respects:

1. Severance from Service Date. Section 1.62 of the Plan is hereby amended to replace the phrase “the Employer” with the phrase “the Employer or an Affiliated Employer” each place it occurs.

2. Special Rules. Section 3.02 of the Plan is hereby amended to add the following as new subsections (d) and (e), which subsections shall be and read in full as follows:

“(d) Change to Eligible Status. In the event an Employee who is not eligible to participate in the Plan (either because he is a member of an excluded class of employees or because he is employed by a non-participating Affiliated Employer) becomes an eligible Employee, such Employee shall participate in the Plan immediately if he/she has satisfied the requirements of Section 3.01 and would have otherwise previously become a Participant.

(e) Change to Ineligible Status. An Employee will become ineligible to participate in the Plan when he transfers (l) his employment to a non-participating Affiliated Employer, or (2) to a position with the Employer that is within an excluded class of Employees hereunder. A Participant who has become ineligible but has not incurred a Break in Service shall participate in the Plan immediately upon returning to an eligible class of Employees. If such Participant incurs a Break in Service, eligibility shall be determined under the rules in subsection (b).”

3. Hurricane Harvey and California Wildfire Hardship Withdrawals. Section 11.07 of the Plan (“Financial Necessity Withdrawals”) is hereby amended, effective August 23, 2017 and October 8, 2017, to permit special hardship withdrawals to Employees affected by Hurricane Harvey or the California wildfires. As amended, the following new subsections (e) and (f) are added to the end of Section 11.07, which subsections shall be and read in full as follows:

“(e) Hurricane Harvey. During the period August 23, 2017 through January 31, 2018, a Participant whose principal residence or place of employment on August 23, 2017 was in one of the areas identified for individual assistance by the Federal Emergency Management Agency (“FEMA”) because of the devastation caused by Hurricane Harvey, may take a financial necessity withdrawal from the Participant Accounts listed in subsection (a) above. Withdrawals under this subsection (e) are not subject to the financial necessity restrictions listed in subsection (b) or the six-month suspension from making additional Participant contributions found in subsection (c)(2)(B)(iii). Additionally, documentation of financial necessity is not required at the time a withdrawal under, and by reason of, this subsection (e) is taken; provided that a Participant who receives such a withdrawal may be required to provide documentation of his or her financial need as provided for under Internal Revenue Service Announcement 2017-11, as soon as practicable.

(f) 2017 California Wildfires. During the period October 8, 2017 through March 15, 2018, a Participant whose principal residence or place of employment on October 8, 2017 was in one of the areas identified for individual assistance by the Federal Emergency Management Agency (“FEMA”) because of the devastation caused by the California wildfires, may take a financial necessity withdrawal from the Participant Accounts listed in subsection (a) above. Withdrawals under this subsection (f) are not subject to the financial necessity restrictions listed in subsection (b) or the six-month suspension from making additional Participant contributions found in subsection (c)(2)(B)(iii). Additionally, documentation of financial necessity is not required at the time a withdrawal under, and by reason of, this subsection (f) is taken; provided that a Participant who receives such a withdrawal may be required to provide documentation of his or her financial need as provided for under Internal Revenue Service Announcement 2017-15, as soon as practicable.”

4. In-Service Withdrawals. Section 11.01 of the Plan is hereby amended to clarify which Employees are eligible to take in-service withdrawals under Section 11. As amended, Section 11.01 is amended in its entirety, which Section shall be and read in full as follows:

“Only a Participant who is also an Employee of an Employer or an Affiliated Employer may make a withdrawal under this Section 11;”

5. Eligibility for Loans. Section 12.01(a) of the Plan is hereby amended effective January 1, 2017, to specify that only an Employee of a participating Employer may obtain a loan from the vested portion of his or her Account. As amended, the first sentence of paragraph (a) is deleted in its entirety, and replaced with the following, such that the first sentence of Section 12.01(a) shall be and read in full as follows:

“A “Participant” who is employed by an Employer may obtain a loan from all or any portion of the vested amounts credited to his/her Account.”

6. Definition of Disability. Section 13.01 (b) of the Plan is hereby amended effective January 1, 2018, to specify that a Participant must be receiving disability benefits under the Employer’s Long-Term Disability plan to be considered totally and permanently disabled under this Plan. As amended, paragraph (b) is deleted in its entirely, and replaced with the following language, such that Section 13.01(b) shall be and read in full as follows:

“(b) Effective January 1, 2018, a Participant shall be considered totally and permanently disabled if he or she is receiving benefits under the Employer’s Long-Term Disability Plan.”

7. Methods of Distribution. Section 13.03(b) of the Plan (“Methods of Distribution”) is hereby amended effective January 1, 2018, to permit a Participant to elect any form or combination of forms of distribution except an annuity As amended, paragraph (b) is deleted in its entirety, and replaced with the following language, such that Section 13.03(b) shall be and read in full as follows:

“(b) In lieu of a single sum total distribution pursuant to Section 13.03(a), a Participant or the Beneficiary of a deceased Participant whose Account balance exceeds $5,000 may elect to receive the value of his/her Accounts in any of the following forms or a combination of such forms:

(1) installment payments over the period specified by the Participant or Beneficiary, which period may not exceed the life expectancy of the Participant or Beneficiary (with such life expectancy being determined in accordance with Code section 401(a)(9)(D) and other applicable provisions of the Code). A Participant or Beneficiary who has made an election under this paragraph (b)(1) may revoke such election at any time, by written notice filed with the Plan Administrator. Notwithstanding any provision of the Plan to the contrary, installment payments may only be paid in cash; and

(2) partial distributions in the amount and at the time specified by the Participant or Beneficiary. Partial distributions shall be paid in cash, except that Company Stock held in a Participant or Beneficiary’s ESOP Subaccount may be distributed at the election of the Participant or Beneficiary in whole shares of Company Stock and cash for fractional shares.

8. Mandatory Rollover Distributions. Section 13.04(a) of the Plan (“Payment of Distributions”), is hereby amended to provide that, effective as of January 1, 2018, vested Account balances equal to or less than $5,000 will be paid out in a single lump sum without the consent of the Participant or Beneficiary. Vested Account balances greater than $1,000 but not in excess of $5,000 will be transferred to an IRA established by the Plan Administrator if the Participant or Beneficiary fails to specify how the distribution should be paid. As amended, paragraph (a) is deleted in its entirety and replaced with the following language, such that Section 13.04(a) shall be and read in full as follows:

“(a) Subject to the provisions of this Section 13.04, distributions pursuant to this Section 13 shall be made to or commenced with respect to the Participant as soon as practicable following the event giving rise to the distribution; provided, however, that if the value of the nonforfeitable portion of the balance credited to the Participant’s Account at the time the distribution is to be made or commenced:

(1) Exceeds $5,000 (or such higher amount as may be permitted by applicable law or regulation) excluding the value of the Participant’s Rollover Account, then such distribution shall not be made without his consent, expect as provided in Section 13.04(d).

(2) Is equal to or less than $5,000 (or such higher amount as may be permitted by applicable law or regulation) excluding the value of the Participant’s Rollover Account but exceeds $1,000, the Account may be distributed to the Participant in a cash lump sum without his or her consent. If the Participant does not elect to either (A) have such distribution transferred directly to an eligible retirement plan in a Direct Rollover or (B) receive such distribution directly, the Administrator will make a cash Direct Rollover of the lump sum distribution to an individual retirement account (as designated by the Administrator) in the terminated Participant’s name.

(3) Is equal to or less than $1,000, the Account may be distributed to the Participant in a cash lump sum without his or her consent.”

9. Distributions Upon Plan Termination. Section 19.03(d) of the Plan (describing available forms of distribution upon Plan termination) is hereby amended, effective January 1, 2018, to conform with the changes made to Section 13.04(a) of the Plan. As amended, Section 19.03(d) is replaced in its entirety with the following language, such that Section 19.03(d) of the Plan shall be and read in full as follows:

“(d) Any distribution on account of the termination of this Plan, must be made only in the form of a lump sum payment or a Direct Rollover; as elected by the Participant. Therefore, a Participant’s Account can only he distributed in the following events: (1) the Participant’s Account balance is $1,000 or less, (2) a Participant’s Account balance is more than $1,000 but not more than $5,000, in which case the Administrator will make a direct rollover of the lump sum distribution to an individual retirement account (as designated by the Administrator) in the terminated Participant’s name unless the Participant elects either a lump sum payment or a Direct Rollover, or (3) a Participant’s Account is more than $5,000 but the Plan is not subject to section 412 of the Code, the Plan does not provide for an annuity option and neither the Employer nor any Affiliated Company maintains any other defined contribution plan, other than an employee stock ownership plan (as defined in Code section 4975(e)(7)), in which event distribution can be made without the Participant’s consent in the form of a lump sum payment or a Direct Rollover, as elected by the Participant. Under the circumstances described in clause (3) of the last sentence, except that the Employer or an Affiliated Company does maintain a defined contribution plan, other than an employee stock ownership plan (as defined in Code section 4957(e)(7)), the Participant’s Account may be transferred without the Participant’s consent to the other plan. If a Participant is given the opportunity but fails to make an election as to the form of distribution, he shall be deemed to have elected a lump sum distribution.”

10. Defined Terms. Unless otherwise defined in this Amendment, each of the capitalized terms used herein shall have the meaning given to such term in the Plan.

11. No Further Amendments. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Valero has caused this Amendment Two to be signed on its behalf by its duly authorized representative this 19th day of December, 2017, to be effective in accordance with the provisions hereof.

VALERO ENERGY CORPORATION

By:	/s/ Joe Gorder
Joe Gorder,
Chairman, President and Chief Executive Officer